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Exhibit 5

[CLIFFORD CHANCE US LLP LETTERHEAD]

January 24, 2005

Dividend Capital Trust Inc.
518 17th Street, Suite 1700
Denver, Colorado 80202

Dear Sirs:

        We have acted as counsel to Dividend Capital Trust Inc. (the "Company") in connection with a Registration Statement on Form S-3 filed January 24, 2005 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to possible offerings from time to time by the Company of its common stock, par value $0.01 per share (the "Common Stock"), at aggregate offering prices that will not exceed $1,000,000,000 in total.

        Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that when the issuance of authorized but unissued Common Stock has been authorized by appropriate corporate action of the Company and in accordance with that authorization the Common Stock is sold for at least par value as contemplated in the Registration Statement, the Common Stock will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Clifford Chance US LLP

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  Exhibit 5